Exhibit 21.1

NaturalShrimp Incorporated
List of Subsidiaries
As of December 14, 2018

Entity Name	State of Incorporation
NaturalShrimp Corporation	DE
NaturalShrimp Global, Inc.	DE
Natural Aquatic Systems, Inc.	TX